Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant  to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated February 19, 2015, except for Note 12B, as to which the date is April 20, 2015, with respect to the financial statements of Blueprint Medicines Corporation included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-202938) and related Prospectus of Blueprint Medicines Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 29, 2015